Exhibit 99.2


                   Ameron Reports Strong First-Quarter Results

    PASADENA, Calif.--(BUSINESS WIRE)--March 22, 2006--Ameron International Corporation (NYSE:AMN) today reported earnings of $0.41 per diluted share on sales of $175.3 million for the first quarter ended March 5, 2006. These results compare to earnings of $0.06 per diluted share and sales of $138.8 million in the first quarter ended February 27, 2005.
    All business segments had higher sales and made positive contributions to the earnings improvement with the exception of the Water Transmission Group, which had lower income but higher sales. TAMCO, Ameron's 50%-owned steel mini-mill in California, also had higher income in the first quarter of 2006.
    "The first-quarter performance was well balanced, and the momentum of 2005 with record sales and earnings continues," stated James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "These first-quarter results represent a solid start for 2006."
    The Fiberglass-Composite Pipe Group sales increased 38% in the first quarter of 2006 compared to the same period of 2005, and segment income increased commensurate with sales growth. The sales increase was due principally to strong demand for onshore oilfield piping, primarily in North and South America, increased volume in chemical and industrial applications in the U.S., the Middle East and Europe, and stronger demand in the U.S. for fuel-handling piping. The marine and offshore markets remain steady worldwide, while the onshore oilfield market continues to be driven by high oil prices. The outlook for the Fiberglass-Composite Pipe Group is positive, based on a solid order backlog and favorable conditions in key worldwide markets.
    The Performance Coatings & Finishes Group had higher sales and incurred a slight loss of approximately $300,000 in the first quarter of 2006, compared to a loss of $2.5 million in the first quarter of 2005. Sales improved by 18% as all worldwide operations had higher sales, in spite of the weakened euro and Australian and New Zealand dollars. In the U.S., the sales improvement was broad-based as selling prices were higher on increased shipments to all key market segments, including marine, offshore and commercial and industrial maintenance markets. In Europe, sales of protective coatings for industrial markets increased on higher volume and higher selling prices. Sales in Australasia improved moderately, primarily in general industrial markets. The improved profitability was attributable to the sales increase and higher profit margins. Looking forward, market conditions have been improving, and the Performance Coatings & Finishes Group should continue to recover.
    The Infrastructure Products Group had significantly higher sales (up 31%) and income in the first quarter of 2006, compared to the first quarter of 2005. Ameron's Hawaiian operation and Pole Products operation both achieved improved operating results. The construction sector remains very active in Hawaii, and Ameron's Hawaiian ready-mix concrete and aggregates operation on Oahu, and especially on Maui, experienced increased demand. Pole Products continued to penetrate the residential market in the Southeast, principally Florida, and the residential construction market in California remains at a high demand level. Segment income was higher due to the sales increase and improved profit margins, which rose due to manufacturing efficiencies and higher selling prices. The outlook for the business remains positive as a result of the favorable construction market conditions.
    The Water Transmission Group had higher sales in the first quarter of 2006, compared to the same period of 2005. Segment income, however, was lower due to lower margins and start-up costs associated with introduction of the wind-tower product line. The sales increase included higher pipe sales in the western U.S., improved protective linings demand, and higher sales in Colombia. Water Transmission is not expected to reach the record levels of 2005. However, the longer-term outlook remains positive.
    TAMCO had higher profits in the first quarter of 2006, compared to the same period in 2005. The construction sector in Arizona, Nevada and California remains strong, and demand for steel rebar continues high. The outlook for TAMCO for 2006 remains favorable.
    James Marlen continued, "While the first quarter is not necessarily representative of the full year, I am pleased with the improved performance and balance of operations. I am optimistic that we will achieve steady earnings growth in 2006."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                              (Unaudited)


                                            Three Months Ended
                                     ---------------------------------
(In thousands, except share and per     March 5,        February 27,
 share data)                              2006              2005
------------------------------------ ---------------   ---------------
Sales                                $      175,292    $      138,812
Cost of Sales                              (133,377)         (105,800)
                                     ---------------   ---------------
Gross Profit                                 41,915            33,012

Selling, General and Administrative
 Expenses                                   (37,455)          (32,975)
Other Income, Net                               957             1,167
                                     ---------------   ---------------
Income before Interest, Income Taxes
 and Equity in Earnings of Joint
 Venture                                      5,417             1,204
Interest Expense, Net                          (924)           (1,378)
                                     ---------------   ---------------
Income/(Loss) before Income Taxes
 and Equity in Earnings of Joint
 Venture                                      4,493              (174)
Provision for Income Taxes                   (1,662)               61
                                     ---------------   ---------------
Income/(Loss) before Equity in
 Earnings of Joint Venture                    2,831              (113)
Equity in Earnings of Joint Venture,
 Net of Taxes                                   780               594
                                     ---------------   ---------------
Net Income                           $        3,611    $          481
                                     ===============   ===============

Net Income per Diluted Share         $          .41    $          .06
                                     ===============   ===============

Cash Dividends Paid per Share        $          .20    $          .20
                                     ===============   ===============



    CONTACT: Ameron International Corporation
             James S. Marlen, 626-683-4000
             Gary Wagner, 626-683-4000
             James R. McLaughlin, 626-683-4000